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Exhibit 10.3

TAX SHARING AGREEMENT

by and among

UNITED ONLINE, INC.

AND ITS AFFILIATES,

and

CLASSMATES MEDIA CORPORATION

AND ITS AFFILIATES,

Dated

                       , 2007

i

Section 8.	Tax Proceedings	14
8.01.	In General	14
8.02.	Participation of Non-Controlling Party	14
8.03.	Notice	15
8.04.	Control of Distribution Tax Proceedings	15
Section 9.	Stock Options and Restricted Stock	15
9.01.	Notices, Withholding, Reporting	15
Section 10.	Miscellaneous Provisions	16
10.01.	Effectiveness	16
10.02.	Cooperation and Exchange of Information	16
10.03.	Dispute Resolution	16
10.04.	Notices	17
10.05.	Changes in Law	18
10.06.	Confidentiality	18
10.07.	Binding Effect; Successors	18
10.08.	Affiliates	18
10.09.	Authority	18
10.10.	Entire Agreement	19
10.11.	Counterparts	19
10.12.	Severability	19
10.13.	Third Party Beneficiaries	19
10.14.	Failure or Indulgence Not Waiver; Remedies Cumulative	19
10.15.	Setoff	19
10.16.	Other Remedies	19
10.17.	Amendment and Modification	19
10.18.	Interpretations	20

ii

TAX SHARING AGREEMENT

        THIS TAX SHARING AGREEMENT (this "Agreement") dated as of                        , 2007, by and among United Online, Inc., a Delaware corporation ("Parent"), each Parent Affiliate (as defined below), Classmates Media Corporation, an Delaware corporation ("CMC"), and each CMC Affiliate (as defined below) is entered into in connection with the IPO (as defined below).

RECITALS

        WHEREAS, as of the date hereof, Parent and its direct and indirect domestic subsidiaries are members of an Affiliated Group (as defined below), of which Parent is the common parent;

        WHEREAS, Parent owns all of the issued and outstanding shares of CMC stock and intends to effect the initial public offering by CMC of CMC common stock that will reduce Parent's ownership of CMC, (the "IPO"); and

        WHEREAS, in contemplation of the IPO, the parties hereto have determined to enter into this Agreement, setting forth their agreement with respect to certain tax matters.

AGREEMENT

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

Section 1.    Definitions.

        As used in this Agreement, capitalized terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

        "Affiliated Group" means an affiliated group of corporations within the meaning of section 1504(a) of the Code that files a consolidated return for United States federal Income Tax purposes.

        "After-Tax Amount" means any additional amount necessary to reflect the hypothetical Tax consequences of the receipt or accrual of any payment required to be made under this Agreement (including payment of an additional amount or amounts hereunder and the effect of the deductions available for interest paid or accrued and for Taxes such as state and local Income Taxes), determined by using the highest applicable statutory corporate Income Tax rate (or rates, in the case of an item that affects more than one Tax) for the relevant taxable period (or portion thereof).

        "Agreement" has the meaning set forth in the preamble hereto.

        "Audit" means any audit, assessment of Taxes, other examination by any Taxing Authority, proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

        "Carryback Period" has the meaning set forth in Section 4.02 of this Agreement.

        "CMC" has the meaning set forth in the preamble hereto.

        "CMC Affiliate" means any corporation or other entity directly or indirectly "controlled" by CMC at the time in question, where "control" means the ownership of fifty percent (50%) or more of the ownership interests of such corporation or other entity (by vote or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other entity.

        "CMC Business" means the business and operations conducted by CMC and CMC Affiliates as such business and operations will continue after the IPO Date.

        "CMC Business Records" has the meaning set forth in Section 10.02(b) of this Agreement.

        "CMC Group" means the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which CMC will be the common parent corporation immediately after a Deconsolidation Event and including any corporation or other entity which may become a member of such group from time to time.

        "CMC Separate Tax Liability" means an amount equal to the Tax liability that CMC and each CMC Affiliate would have incurred if they had filed a consolidated return, combined return (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination), unitary return or a separate return, as the case may be, separate from the members of the Parent Group, for the relevant Tax period, and such amount shall be computed by Parent (A) in a manner consistent with (i) general Tax accounting principles, (ii) the Code and the Treasury regulations promulgated thereunder, and (iii) past practice, and (B) taking into account any Tax Asset of CMC and any CMC Affiliate attributable to any Tax period beginning on or after the IPO Date; provided, however, that, although the CMC Separate Tax Liability is to be computed on a hypothetical basis as if CMC and each CMC Affiliate were separate from the members of the Parent Group, any Tax Asset of the Parent Group in a Consolidated Return or Combined Return and the effect of such inclusion on the calculation of any Tax Item, shall nevertheless be taken into account for purposes of computing the CMC Separate Tax Liability (for example, for purposes of calculating its research and development credit, CMC shall be entitled to its allocable share of the consolidated research and development credit of the Parent Group).

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Combined Return" means any Tax Return, other than with respect to United States federal Income Taxes, filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination) or unitary basis wherein CMC or one or more CMC Affiliates join in the filing of such Tax Return (for any taxable period or portion thereof) with Parent or one or more Parent Affiliates.

        "Consolidated Return" means any Tax Return with respect to United States federal Income Taxes filed on a consolidated basis wherein CMC or one or more CMC Affiliates join in the filing of such Tax Return (for any taxable period or portion thereof) with Parent or one or more Parent Affiliates.

        "Contract" means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of its property under applicable law.

        "Controlling Party" has the meaning set forth in Section 8.01 of this Agreement.

        "Deconsolidation Event" means, with respect to CMC and each CMC Affiliate, any event or transaction that causes CMC and/or one or more CMC Affiliates to no longer be eligible to join with Parent or one or more Parent Affiliates in the filing of a Consolidated Return or a Combined Return.

        "Distribution" means any distribution by Parent of the issued and outstanding shares of CMC stock (and securities, if any) that Parent holds at such time to Parent shareholders and/or securityholders in a transaction intended to qualify as a distribution under section 355 of the Code.

        "Distribution Taxes" means any Taxes imposed on, or increase in Taxes incurred by, Parent or any Parent Affiliate, and any Taxes of an Parent shareholder (or former Parent shareholder) that are required to be paid or reimbursed by Parent or any Parent Affiliate pursuant to a legal determination, provided that Parent shall have vigorously defended itself in any legal proceeding involving Taxes of a Parent shareholder, (without regard to whether such Taxes are offset or reduced by any Tax Asset, Tax Item, or otherwise) resulting from, or arising in connection with, the failure of a Distribution to qualify as a tax-free transaction under section 355 of the Code (including any Tax resulting from the application of section 355(d) or section 355(e) of the Code to a Distribution) or corresponding provisions of the laws of any other jurisdictions. Any Income Tax referred to in the immediately preceding sentence shall be determined using the highest applicable statutory corporate Income Tax rate for the relevant taxable period (or portion thereof).

        "Estimated Tax Installment Date" means, with respect to United States federal Income Taxes, the estimated Tax installment due dates prescribed in section 6655(c) of the Code and, in the case of any other Tax, means any other date on which an installment payment of an estimated amount of such Tax is required to be made.

        "Final Determination" shall mean the final resolution of liability for any Tax for any taxable period, by or as a result of: (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a final settlement with the IRS (as defined below), a closing agreement or accepted offer in compromise under sections 7121 or 7122 of the Code, or a comparable agreement under the laws of other jurisdictions, which resolves the entire Tax liability for any taxable period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax; or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

        "Income Tax" shall mean any federal, state, local or non-United States Tax determined (in whole or in part) by reference to net income, net worth, gross receipts or capital, or any Taxes imposed in lieu of such a tax. For the avoidance of doubt, the term "Income Tax" includes any franchise tax or any Taxes imposed in lieu of such a tax.

        "Income Tax Return" means any Tax Return relating to any Income Tax.

        "Independent Accountant" means an internationally-recognized and reputable independent public accounting firm jointly selected and retained by the Parties at such time that Section 10.03 of this Agreement becomes invoked.

        "IPO" has the meaning set forth in the recitals hereto.

        "IPO Date" means the close of business on the date which the IPO is effected.

        "IRS" means the United States Internal Revenue Service or any successor thereto, including its agents, representatives, and attorneys.

        "Joint Responsibility Item" means any Tax Item for which the non-Controlling Party's responsibility under this Agreement could exceed two hundred fifty thousand dollars ($250,000), but not a Sole Responsibility Item.

        "Liabilities" means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

        "Master Transaction Agreement" means the Master Transaction Agreement between CMC and the Parent of even date herewith.

        "Non-Income Tax Return" means any Tax Return relating to any Tax other than an Income Tax.

        "Officer's Certificate" means a letter executed by an officer of Parent or CMC, and provided to Tax Counsel as a condition for the completion of a Tax Opinion or Supplemental Tax Opinion.

        "Option" means an option to acquire common stock, or other equity-based incentives the economic value of which is designed to mirror that of an option, including non-qualified stock options,

discounted non-qualified stock options, cliff stock options to the extent stock is issued or issuable (as opposed to cash compensation), and tandem stock options to the extent stock is issued or issuable (as opposed to cash compensation).

        "Owed Party" has the meaning set forth in Section 7.05 of this Agreement.

        "Owing Party" has the meaning set forth in Section 7.05 of this Agreement.

        "Parent" has the meaning set forth in the preamble hereto.

        "Parent Affiliate" means any corporation or other entity directly or indirectly "controlled" by Parent where "control" means the ownership of fifty percent (50%) or more of the ownership interests of such corporation or other entity (by vote or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other entity, but at all times excluding CMC or any CMC Affiliate.

        "Parent Business" means all of the businesses and operations conducted by Parent and Parent Affiliates, excluding the CMC Business, at any time, whether prior to or after the IPO Date.

        "Parent Group" means the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which Parent is the common parent corporation, and any corporation or other entity which may be, may have been or may become a member of such group from time to time, but excluding any member of the CMC Group.

        "Payment Period" has the meaning set forth in Section 7.05(e) of this Agreement.

        "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

        "Post-Deconsolidation Period" means any taxable period beginning after the date of a Deconsolidation Event.

        "Post-IPO Period" means any taxable period beginning after the IPO Date.

        "Pre-Deconsolidation Period" means any taxable period beginning on or before the date of a Deconsolidation Event.

        "Ruling" means (i) any private letter ruling issued by the IRS in connection with a Distribution in response to a request for such a private letter ruling filed by Parent (or any Parent Affiliate) prior to the date of a Distribution, and (ii) any similar ruling issued by any other Taxing Authority addressing the application of a provision of the laws of another jurisdiction to a Distribution.

        "Ruling Documents" means (i) the request for a Ruling filed with the IRS, together with any supplemental filings or other materials subsequently submitted on behalf of Parent, Parent Affiliates, and Parent shareholders to the IRS, the appendices and exhibits thereto, and any Ruling issued by the IRS to Parent (or any Parent Affiliate) in connection with a Distribution and (ii) any similar filings submitted to, or rulings issued by, any other Taxing Authority in connection with a Distribution.

        "Sole Responsibility Item" means any Tax Item for which the non-Controlling Party has the entire economic liability under this Agreement.

        "Straddle IPO Period" means any taxable period beginning on or before the IPO Date and ending after the IPO Date.

        "Supplemental Ruling" means (i) any ruling (other than the Ruling) issued by the IRS in connection with a Distribution, and (ii) any similar ruling issued by any other Taxing Authority addressing the application of a provision of the laws of another jurisdiction to a Distribution.

        "Supplemental Ruling Documents" means (i) the request for a Supplemental Ruling, together with any supplemental filings or other materials subsequently submitted, the appendices and exhibits thereto, and any Supplemental Rulings issued by the IRS in connection with a Distribution and (ii) any similar filings submitted to, or rulings issued by, any other Taxing Authority in connection with a Distribution.

        "Supplemental Tax Opinion" has the meaning set forth in Section 5.02(c) of this Agreement.

        "Taxes" means all federal, state, local or non-United States taxes, charges, fees, duties, levies, imposts, rates or other assessments, including income, gross receipts, net worth, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added or other taxes, (including any interest, penalties or additions attributable thereto) and a "Tax" shall mean any one of such Taxes.

        "Taxpayer" means any taxpayer and its Affiliated Group or similar group of entities as defined under corresponding provisions of the laws of any other jurisdiction of which a taxpayer is a member.

        "Tax Asset" means any Tax Item that has accrued for Tax purposes, but has not been realized during the taxable period in which it has accrued, and that could reduce a Tax in another taxable period, including but not limited to a net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or credit related to alternative minimum tax or any other Tax credit.

        "Tax Benefit" means a reduction in the Tax liability (or increase in refund or credit or any item of deduction or expense) of a Taxpayer for any taxable period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax liability of the Taxpayer for such period, after taking into account the effect of the Tax Item on the Tax liability of such Taxpayer in the current period and all prior periods, is less than it would have been had such Tax liability been determined without regard to such Tax Item.

        "Tax Counsel" means a nationally recognized law firm selected by Parent to provide a Tax Opinion.

        "Tax Detriment" means an increase in the Tax liability (or reduction in refund or credit or any item of deduction or expense) of a Taxpayer for any taxable period. Except as otherwise provided in this Agreement, a Tax Detriment shall be deemed to have been realized or incurred from a Tax Item in a taxable period only if and to the extent that the Tax liability of the Taxpayer for such period, after taking into account the effect of the Tax Item on the Tax liability of such Taxpayer in the current period and all prior periods, is more than it would have been had such Tax liability been determined without regard to such Tax Item.

        "Tax Item" means any item of income, gain, loss, deduction, expense or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

        "Tax Opinion" means an opinion issued by Tax Counsel as one of the conditions to completing a Distribution addressing certain United States federal Income Tax consequences of a Distribution under section 355 of the Code.

        "Tax Return" means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated Tax) required to be supplied to, or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

        "Taxing Authority" means any governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

Section 2.    Preparation and Filing of Tax Returns.

        2.01.    Parent's Responsibility.    Subject to the other applicable provisions of this Agreement, Parent shall have sole and exclusive responsibility for the preparation and filing of:

          (a)   all Consolidated Returns and all Combined Returns for any taxable period;

          (b)   all Income Tax Returns (other than Consolidated Returns and Combined Returns) with respect to Parent and/or any Parent Affiliate for any taxable period;

          (c)   all Income Tax Returns (other than Consolidated Returns and Combined Returns) with respect to CMC and/or any CMC Affiliate that are required to be filed (taking into account any extension of time which has been requested or received) on or prior to the IPO Date; and

          (d)   all Non-Income Tax Returns with respect to Parent, any Parent Affiliate, or the Parent Business or any part thereof for any taxable period.

        2.02.    CMC's Responsibility.    Subject to the other applicable provisions of this Agreement, CMC shall have sole and exclusive responsibility for the preparation and filing of:

          (a)   all Income Tax Returns (other than Consolidated Returns and Combined Returns) with respect to CMC and/or any CMC Affiliate that are required to be filed (taking into account any extension of time which has been requested or received) after the IPO Date; and

          (b)   all Non-Income Tax Returns with respect to CMC, any CMC Affiliate, or the CMC Business or any part thereof for any taxable period.

        2.03.    Agent.    Subject to the other applicable provisions of this Agreement, CMC hereby irrevocably designates, and agrees to cause each CMC Affiliate to so designate, Parent as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as Parent, in its sole discretion, may deem appropriate in any and all matters (including Audits) relating to any Tax Return described in Section 2.01 of this Agreement.

        2.04.    Manner of Tax Return Preparation.

          (a)   Unless otherwise required by a Taxing Authority, the parties hereby agree to prepare and file all Tax Returns, and to take all other actions, in a manner consistent with (1) this Agreement, (2) any Tax Opinion, (3) any Supplemental Tax Opinion, (4) any Ruling, and (5) any Supplemental Ruling. All Tax Returns shall be filed on a timely basis (taking into account applicable extensions) by the party responsible for filing such returns under this Agreement.

          (b)   Parent shall have the exclusive right, in its sole discretion, with respect to any Tax Return described in Section 2.01 of this Agreement, to determine (1) the manner in which such Tax Return shall be prepared and filed, including the elections, method of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported, (2) whether any extensions shall be requested, (3) the elections that will be made by Parent, any Parent Affiliate, CMC, and/or any CMC Affiliate on such Tax Return, (4) whether any amended Tax Returns shall be filed, (5) whether any claims for refund shall be made, (6) whether any refunds shall be recognized by way of refund or credited against any liability for the related Tax, and (7) whether to retain outside firms to prepare and/or review such Tax Returns; provided, however, that Parent shall consult with CMC prior to changing any method of accounting if such action would solely impact CMC or CMC Affiliates. In the case of any Consolidated Return or Combined Return with respect to a Straddle IPO Period or a Post-IPO Period that reports a CMC

  Separate Tax Liability in excess of five million dollars ($5,000,000), Parent shall provide to CMC a pro forma draft of the portion of such Tax Return that reflects the CMC Separate Tax Liability and a statement showing in reasonable detail Parent's calculation of the CMC Separate Tax Liability (including copies of all worksheets and other materials used in preparation thereof) at least twenty-one (21) days prior to the due date (with applicable extensions) for the filing of such Tax Return for CMC's review and comment. CMC shall provide its comments to Parent at least ten (10) days prior to the due date (with applicable extensions) for the filing of such Tax Return. Any dispute with respect to the reporting of any Tax Item on such Tax Return or the requesting of a change of method of accounting which would solely impact CMC or CMC Affiliates shall be resolved pursuant to Section 10.03 of this Agreement.

          (c)    Information.    CMC shall timely provide, in accordance with Parent's internal tax return calendar, which will be provided to CMC on a rolling one-year schedule, all information necessary for Parent to prepare all Tax Returns and compute all estimated Tax payments (for purposes of Section 7.01 of this Agreement). If CMC does not meet these deadlines, the Section 2.04(b) notice period to CMC shall be waived.

Section 3.    Liability for Taxes.

        3.01.    CMC's Liability for Taxes.    CMC and each CMC Affiliate shall be jointly and severally liable for the following Taxes, and shall be entitled to receive and retain all refunds of Taxes previously incurred by CMC, any CMC Affiliate, or the CMC Business with respect to such Taxes:

          (a)   all Taxes with respect to Tax Returns described in Section 2.01(a) of this Agreement to the extent that such Taxes are related to (i) the CMC Separate Tax Liability, or (ii) the CMC Business, for any taxable period;

          (b)   all Taxes with respect to Tax Returns described in Section 2.01(c) of this Agreement;

          (c)   all Taxes with respect to Tax Returns described in Section 2.02 of this Agreement; and

          (d)   all Taxes imposed by any Taxing Authority with respect to the CMC Business, CMC or any CMC Affiliate (other than in connection with the required filing of a Tax Return described in Sections 2.01(a), 2.01(c) or 2.02 of this Agreement) for any taxable period.

        3.02.    Parent's Liability for Taxes.    Parent shall be liable for the following Taxes, and shall be entitled to receive and retain all refunds of Taxes previously incurred by Parent, any Parent Affiliate, or the Parent Business with respect to such Taxes:

          (a)   except as provided in Section 3.01(a) of this Agreement, all Taxes with respect to Tax Returns described in Section 2.01(a) of this Agreement;

          (b)   all Taxes with respect to Tax Returns described in Sections 2.01(b) or 2.01(d) of this Agreement; and

          (c)   all Taxes imposed by any Taxing Authority with respect to Parent, any Parent Affiliate, or the Parent Business (other than in connection with the required filing of a Tax Return described in Sections 2.01(a), 2.01(b) or 2.01(d) of this Agreement) for any taxable period.

        3.03.    Taxes & Reimbursements.    Notwithstanding Sections 3.01 and 3.02 of this Agreement, (i) Parent and each Parent Affiliate shall be liable for all Taxes incurred by any person with respect to the Parent Business for all periods and shall be entitled to all refunds and credits of Taxes previously incurred by any person with respect to such Taxes, and (ii) CMC and each CMC Affiliate shall be jointly and severally liable for all Taxes incurred by any person with respect to the CMC Business for all periods and shall be entitled to all refunds and credits of Taxes previously incurred by any person with respect to such Taxes.

        3.04.    Payment of Tax Liability.    If one party is liable or responsible for Taxes, under Sections 3.01 through 3.03 of this Agreement, with respect to Tax Returns for which another party is responsible for filing, or with respect to Taxes that are paid by another party, then the liable or responsible party shall pay the Taxes (or a reimbursement of such Taxes) to the other party pursuant to Section 7.05 of this Agreement.

        3.05.    Computation.    Parent shall provide CMC with a written calculation in reasonable detail (including, upon reasonable request, copies of all work sheets and other materials used in preparation thereof) setting forth the amount of any CMC Separate Tax Liability or estimated CMC Separate Tax Liability (for purposes of Section 7.01 of this Agreement) and any Taxes related to the CMC Business. CMC shall have the right to review and comment on such calculation. Any dispute with respect to such calculation shall be resolved pursuant to Section 10.03 of this Agreement; provided, however, that, notwithstanding any dispute with respect to any such calculation, in no event shall any payment attributable to the amount of any CMC Separate Tax Liability or estimated CMC Separate Tax Liability be paid later than the date provided in Section 7 of this Agreement.

Section 4.    Deconsolidation Events.

        4.01.    Tax Allocations.    The parties have set forth how certain Tax matters with respect to a Deconsolidation Event would be handled in the event of a Deconsolidation Event.

          (a)    Allocation of Tax Items.    In the case of a Deconsolidation Event, all Tax computations for (1) any Pre-Deconsolidation Periods ending on the date of the Deconsolidation Event and (2) the immediately following taxable period of CMC or any CMC Affiliate, shall be made pursuant to the principles of section 1.1502-76(b) of the Treasury Regulations or of a corresponding provision under the laws of other jurisdictions, as reasonably determined by Parent, taking into account all reasonable suggestions made by CMC with respect thereto.

          (b)    Allocation of Tax Assets.    In the case of a Deconsolidation Event, Parent and CMC shall cooperate in determining the allocation of any Tax Assets among Parent, each Parent Affiliate, CMC, and each CMC Affiliate. The parties hereby agree that in the absence of controlling legal authority or unless otherwise provided under this Agreement, Tax Assets shall be allocated to the legal entity that is required under Section 3 of this Agreement to bear the liability for the Tax associated with such Tax Asset, or in the case where no party is required hereunder to bear such liability, the party that incurred the cost or burden associated with the creation of such Tax Asset.

        4.02.    Carrybacks.    In the case of a Deconsolidation Event, Parent agrees to pay to CMC the Tax Benefit from the use in any Pre-Deconsolidation Period (the "Carryback Period") of a carryback of any Tax Asset of the CMC Group from a Post-Deconsolidation Period (other than a carryback of any Tax Asset attributable to Distribution Taxes for which the liability is borne by Parent or any Parent Affiliate). If subsequent to the payment by Parent to CMC of the Tax Benefit of a carryback of a Tax Asset of the CMC Group, there shall be a Final Determination which results in a decrease (1) to the amount of the Tax Asset so carried back or (2) to the amount of such Tax Benefit, CMC shall repay to Parent any amount which would not have been payable to CMC pursuant to this Section 4.02 had the amount of the benefit been determined in light of these events. Nothing in this Section 4.02 shall require Parent to file an amended Tax Return or claim for refund of Income Taxes; provided, however, that Parent shall use its reasonable efforts to use any carryback of a Tax Asset of the CMC Group that is carried back under this Section 4.02.

        4.03.    Continuing Covenants.    Each of Parent (for itself and each Parent Affiliate) and CMC (for itself and each CMC Affiliate) agrees (1) not to take any action reasonably expected to result in an increased Tax liability to the other, a reduction in a Tax Asset of the other or an increased liability to the other under this Agreement, and (2) to take any action reasonably requested by the other that would reasonably be expected to result in a Tax Benefit or avoid a Tax Detriment to the other, provided, in either such case, that the taking or refraining to take such action does not result in any additional cost not fully compensated for by the other party or any other adverse effect to such party. The parties hereby acknowledge that the preceding sentence is not intended to limit, and therefore shall not apply to, the rights of the parties with respect to matters otherwise covered by this Agreement.

Section 5.    Distribution Taxes.

        5.01    Liability for Distribution Taxes.    Although neither party has any plan or intent to effectuate a Distribution, the parties have set forth how certain Tax matters with respect to a Distribution would be handled in the event that, as a result of changed circumstances, a Distribution is pursued at some future time.

          (a)    Parent's Liability for Distribution Taxes.    In the event of a Distribution, notwithstanding Sections 3.01 through 3.03 of this Agreement, Parent and each Parent Affiliate shall be jointly and severally liable for any Distribution Taxes, to the extent that such Distribution Taxes are attributable to, caused by, or result from, one or more of the following:

            (i)    any action or omission by Parent (or any Parent Affiliate) inconsistent with any information, covenant, representation, or material related to Parent, any Parent Affiliate, or the Parent Business in an Officer's Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling (for the avoidance of doubt, disclosure of any action or fact that is inconsistent with any information, covenant, representation, or material submitted to Tax Counsel, the IRS, or other Taxing Authority, as applicable, in connection with an Officer's Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling shall not relieve Parent (or any Parent Affiliate) of liability under this Agreement);

            (ii)   any action or omission by Parent (or any Parent Affiliate), including a cessation, transfer to affiliates, or disposition of its active trades or businesses, or an issuance of stock, stock buyback or payment of an extraordinary dividend by Parent (or any Parent Affiliate) following a Distribution;

            (iii)  any acquisition of any stock or assets of Parent (or any Parent Affiliate) by one or more other persons (other than CMC or a CMC Affiliate) prior to or following a Distribution; or

            (iv)  any issuance of stock by Parent (or any Parent Affiliate), or change in ownership of stock in Parent (or any Parent Affiliate).

          (b)    CMC's Liability for Distribution Taxes.    In the event of a Distribution, notwithstanding Sections 3.01 through 3.03 of this Agreement, CMC and each CMC Affiliate shall be jointly and severally liable for any Distribution Taxes, to the extent that such Distribution Taxes are attributable to, caused by, or result from, one or more of the following:

            (i)    any action or omission by CMC (or any CMC Affiliate) after a Distribution at any time, that is inconsistent with any information, covenant, representation, or material related to CMC, any CMC Affiliate, or the CMC Business in an Officer's Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling (for the avoidance of doubt, disclosure by CMC (or any CMC Affiliate) to Parent (or any Parent Affiliate) of any action or fact that is inconsistent with any information, covenant, representation, or material submitted to Tax Counsel, the IRS, or other Taxing Authority, as applicable, in connection with an Officer's Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or

    Supplemental Ruling shall not relieve CMC (or any CMC Affiliate) of liability under this Agreement);

            (ii)   any action or omission by CMC (or any CMC Affiliate) after the date of a Distribution (including any act or omission that is in furtherance of, connected to, or part of a plan or series of related transactions (within the meaning of section 355(e) of the Code) occurring on or prior to the date of a Distribution) including a cessation, transfer to affiliates or disposition of the active trades or businesses of CMC (or any CMC Affiliate), stock buyback or payment of an extraordinary dividend;

            (iii)  any acquisition of any stock or assets of CMC (or any CMC Affiliate) by one or more other persons (other than Parent or any Parent Affiliate) prior to or following a Distribution; or

            (iv)  any issuance of stock by CMC (or any CMC Affiliate) after a Distribution, including any issuance pursuant to the exercise of employee stock options or other employment related arrangements or the exercise of warrants, or change in ownership of stock in CMC (or any CMC Affiliate) after a Distribution.

          (c)    Joint Liability for Remaining Distribution Taxes.    Parent shall be liable for fifty percent (50%) and CMC and each CMC Affiliate shall be jointly and severally liable for fifty percent (50%), of any Distribution Taxes not otherwise allocated by Sections 5.01(a) or (b) of this Agreement.

        5.02.    Continuing Covenants.

          (a)    CMC Restrictions.    CMC agrees that, so long as a Distribution could, in the reasonable determination of Parent, be effectuated, CMC will not knowingly take or fail to take, or permit any CMC Affiliate to knowingly take or fail to take, any action that could reasonably be expected to preclude Parent's ability to effectuate a Distribution. In the event of a Distribution, CMC agrees that (1) it will take, or cause any CMC Affiliate to take, any action reasonably requested by Parent in order to enable Parent to effectuate a Distribution and (2) it will not take or fail to take, or permit any CMC Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with any information, covenant, representation, or material that relates to facts or matters related to CMC (or any CMC Affiliate) or within the control of CMC and is contained in an Officer's Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling (except where such information, covenant, representation, or material was not previously disclosed to CMC) other than as permitted by Section 5.02(c) of this Agreement. For this purpose an action is considered inconsistent with a representation if the representation states that there is no plan or intention to take such action. In the event of a Distribution, CMC agrees that it will not take (and it will cause the CMC Affiliates to refrain from taking) any position on a Tax Return that is inconsistent with such Distribution qualifying under section 355 of the Code.

          (b)    Parent Restrictions.    In the event of a Distribution, Parent agrees that it will not take or fail to take, or permit any Parent Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with any material, information, covenant or representation that relates to facts or matters related to Parent (or any Parent Affiliate) or within the control of Parent and is contained in an Officer's Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling. For this purpose an action is considered inconsistent with a representation if the representation states that there is no plan or intention to take such action. In the event of a Distribution, Parent agrees that it will not take (and it will cause the Parent Affiliates to refrain from taking) any position on a Tax Return that is inconsistent with such Distribution qualifying under section 355 of the Code.

          (c)    Certain CMC Actions Following a Distribution.    In the event of a Distribution, CMC agrees that, during the two (2) year period following a Distribution, without first obtaining, at CMC's own expense, either a supplemental opinion from Tax Counsel that such action will not result in Distribution Taxes (a "Supplemental Tax Opinion") or a Supplemental Ruling that such action will not result in Distribution Taxes, unless in any such case Parent and CMC agree otherwise, CMC shall not (1) sell all or substantially all of the assets of CMC or any CMC Affiliate, (2) merge CMC or any CMC Affiliate with another entity, without regard to which party is the surviving entity, (3) transfer any assets of CMC in a transaction described in section 351 (other than a transfer to a corporation which files a Consolidated Return with CMC and which is wholly-owned, directly or indirectly, by CMC) or subparagraph (C) or (D) of section 368(a)(1) of the Code, (4) issue stock of CMC or any CMC Affiliate (or any instrument that is convertible or exchangeable into any such stock) in an acquisition or public or private offering (other than any compensatory related issuances as described in Treasury Regulation section 1.355-7(e)(i)), or (5) facilitate or otherwise participate in any acquisition of stock in CMC that would result in any shareholder owning five percent (5%) or more of the outstanding stock of CMC. CMC (or any CMC Affiliate) shall only undertake any of such actions after Parent's receipt of such Supplemental Tax Opinion or Supplemental Ruling and pursuant to the terms and conditions of any such Supplemental Tax Opinion or Supplemental Ruling or as otherwise consented to in writing in advance by Parent. The parties hereby agree that they will act in good faith to take all reasonable steps necessary to amend this Section 5.02(c), from time to time, by mutual agreement, to (i) add certain actions to the list contained herein, or (ii) remove certain actions from the list contained herein, in either case, in order to reflect any relevant change in law, regulation or administrative interpretation occurring after the date of this Agreement.

          (d)    Notice of Specified Transactions.    Not later than twenty (20) days prior to entering into any oral or written contract or agreement, and not later than five (5) days after it first becomes aware of any negotiations, plan or intention (regardless of whether it is a party to such negotiations, plan or intention), regarding any of the transactions described in Section 5.02(c), CMC shall provide written notice of its intent to consummate such transaction or the negotiations, plan or intention of which it becomes aware, as the case may be, to Parent.

          (e)    CMC Cooperation.    CMC agrees that, at the request of Parent, CMC shall cooperate fully with Parent to take any action necessary or reasonably helpful to effectuate a Distribution, including seeking to obtain, as expeditiously as possible, a Tax Opinion, Supplemental Tax Opinion, Ruling, and/or Supplemental Ruling. Such cooperation shall include the execution of any documents that may be necessary or reasonably helpful in connection with obtaining any Tax Opinion, Supplemental Tax Opinion, Ruling, and/or Supplemental Ruling (including any (i) power of attorney, (ii) Officer's Certificate, (iii) Ruling Documents, (iv) Supplemental Ruling Documents, and/or (v) reasonably requested written representations confirming that (a) CMC has read the Officer's Certificate, Ruling Documents, and/or Supplemental Ruling Documents and (b) all information and representations, if any, relating to CMC, any CMC Affiliate or the CMC Business contained therein are true, correct and complete in all material respects).

          (f)    Earnings and Profits.    Parent will advise CMC in writing of the decrease in Parent earnings and profits attributable to a Distribution under section 312(h) of the Code on or before the first anniversary of a Distribution; provided, however, that Parent shall provide CMC with estimates of such amounts (determined in accordance with past practice) prior to such anniversary as reasonably requested by CMC.

Section 6.    Indemnification.

        6.01.    In General.    Parent and each member of the Parent Group shall jointly and severally indemnify CMC, each CMC Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes for which Parent or any Parent Affiliate is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys' fees and costs, that is attributable to, or results from, the failure of Parent, any Parent Affiliate or any director, officer or employee to make any payment required to be made under this Agreement. CMC and each member of the CMC Group shall jointly and severally indemnify Parent, each Parent Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes for which CMC or any CMC Affiliate is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys' fees and costs, that is attributable to, or results from, the failure of CMC, any CMC Affiliate or any director, officer or employee to make any payment required to be made under this Agreement.

        6.02.    Inaccurate or Incomplete Information.    Parent and each member of the Parent Group shall jointly and severally indemnify CMC, each CMC Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any cost, fine, penalty, or other expense of any kind attributable to the failure of Parent or any Parent Affiliate in supplying CMC or any CMC Affiliate with inaccurate or incomplete information, in connection with the preparation of any Tax Return. CMC and each member of the CMC Group shall jointly and severally indemnify Parent, each Parent Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any cost, fine, penalty, or other expenses of any kind attributable to the failure of CMC or any CMC Affiliate in supplying Parent or any Parent Affiliate with inaccurate or incomplete information, in connection with the preparation of any Tax Return.

        6.03.    No Indemnification for Tax Items.    Nothing in this Agreement shall be construed as a guarantee of the existence or amount of any loss, credit, carryforward, basis or other Tax Item, whether past, present or future, of Parent, any Parent Affiliate, CMC or any CMC Affiliate. In addition, for the avoidance of doubt, for purposes of determining any amount owed between the parties hereto, all such determinations shall be made without regard to any financial accounting tax asset or liability or other financial accounting items.

Section 7.    Payments.

        7.01.    Estimated Tax Payments.    Not later than five (5) days prior to each Estimated Tax Installment Date with respect to a taxable period for which a Consolidated Return or a Combined Return will be filed, CMC shall pay to Parent on behalf of the CMC Group an amount equal to the amount of any estimated CMC Separate Tax Liability that CMC otherwise would have been required to pay to a Taxing Authority on such Estimated Tax Installment Date. Not later than seven (7) days prior to each such Estimated Tax Installment Date, Parent shall provide CMC with a written notice setting forth the amount payable by CMC in respect of such estimated CMC Separate Tax Liability and a calculation of such amount.

        7.02.    True-Up Payments.    Not later than ten (10) business days after receipt of any CMC Separate Tax Liability computation pursuant to Section 3.05 of this Agreement, CMC shall pay to Parent, or Parent shall pay to CMC, as appropriate, an amount equal to the difference, if any, between the CMC Separate Tax Liability and the aggregate amount paid by CMC with respect to such period under Section 7.01 of this Agreement.

        7.03    Redetermination Amounts.    In the event of a redetermination of any Tax Item reflected on any Consolidated Return or Combined Return (other than Tax Items relating to Distribution Taxes), as a result of a refund of Taxes paid, a Final Determination or any settlement or compromise with any Taxing Authority which in any such case would affect the CMC Separate Tax Liability, Parent shall prepare a revised pro forma Tax Return in accordance with Section 2.04(b) of this Agreement for the relevant taxable period reflecting the redetermination of such Tax Item as a result of such refund, Final Determination, settlement or compromise. CMC shall pay to Parent, or Parent shall pay to CMC, as appropriate, an amount equal to the difference, if any, between the CMC Separate Tax liability reflected on such revised pro forma Tax Return and the CMC Separate Tax liability for such period as originally computed pursuant to this Agreement.

        7.04.    Payments of Refunds, Credits and Reimbursements.    If one party receives a refund or credit of any Tax to which the other party is entitled pursuant to Section 3.03 of this Agreement, the party receiving such refund or credit shall pay to the other party the amount of such refund or credit pursuant to Section 7.05 of this Agreement. If one party pays a Tax with respect to which the other party is liable of responsible pursuant to Sections 3.01 through 3.03 of this Agreement, then the liable or responsible party shall pay to the other party the amount of such Tax pursuant to Section 7.05 of this Agreement.

        7.05.    Payments Under This Agreement.    In the event that one party (the "Owing Party") is required to make a payment to another party (the "Owed Party") pursuant to this Agreement, then such payments shall be made according to this Section 7.05.

          (a)    In General.    All payments shall be made to the Owed Party or to the appropriate Taxing Authority as specified by the Owed Party within the time prescribed for payment in this Agreement, or if no period is prescribed, within ten (10) days after delivery of written notice of payment owing together with a computation of the amounts due.

          (b)    Treatment of Payments.    Unless otherwise required by any Final Determination, the parties agree that any payments made by one party to another party pursuant to this Agreement

  (other than (i) payments for the CMC Separate Tax Liability for any Post-Deconsolidation Period, (ii) payments of interest pursuant to Section 7.05(e) of this Agreement, and (iii) payments of After-Tax Amounts pursuant to Section 7.05(d) of this Agreement) shall be treated for all Tax and financial accounting purposes as nontaxable payments (dividend distributions or capital contributions, as the case may be) made immediately prior to the Deconsolidation Event and, accordingly, as not includible in the taxable income of the recipient or as deductible by the payor.

          (c)    Prompt Performance.    All actions required to be taken (including payments) by any party under this Agreement shall be performed within the time prescribed for performance in this Agreement, or if no period is prescribed, such actions shall be performed promptly.

          (d)    After-Tax Amounts.    If pursuant to a Final Determination it is determined that the receipt or accrual of any payment made under this Agreement (other than payments of interest pursuant to Section 7.05(e) of this Agreement) is subject to any Tax, the party making such payment shall be liable for (a) the After-Tax Amount with respect to such payment and (b) interest at the rate described in Section 7.05(e) of this Agreement on the amount of such Tax from the date such Tax accrues through the date of payment of such After-Tax Amount. A party making a demand for a payment pursuant to this Agreement and for a payment of an After-Tax Amount with respect to such payment shall separately specify and compute such After-Tax Amount. However, a party may choose not to specify an After-Tax Amount in a demand for payment pursuant to this Agreement without thereby being deemed to have waived its right subsequently to demand an After-Tax Amount with respect to such payment. CMC's liability for any and all payments of the CMC Separate Tax Liability for any Post-Deconsolidation Period shall be increased by the After-Tax Amount with respect to such payment and decreased by the corresponding Tax Benefit, if any, attributable to such CMC Separate Tax Liability.

          (e)    Interest.    Payments pursuant to this Agreement that are not made within the period prescribed in this Agreement (the "Payment Period") shall bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment at a per annum rate equal to the prime rate as published in The Wall Street Journal on the last day of such Payment Period. Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of three hundred sixty-five (365) days and the actual number of days for which due.

Section 8.    Tax Proceedings.

        8.01.    In General.    Except as otherwise provided in this Agreement, (i) with respect to Tax Returns described in Sections 2.01(a), 2.01(b), or 2.01(d) of this Agreement, Parent and (ii) with respect to Tax Returns described in Sections 2.01(c) or 2.02 of this Agreement, CMC (in either case, the "Controlling Party"), shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of Parent, any Parent Affiliate, CMC, and/or any CMC Affiliate in any Audit relating to such Tax Return and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit. The Controlling Party's rights shall extend to any matter pertaining to the management and control of an Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item. Any costs incurred in handling, settling, or contesting an Audit shall be borne by the Controlling Party.

        8.02.    Participation of Non-Controlling Party.    Except as otherwise provided in Section 8.04 of this Agreement, the non-Controlling Party shall have control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment with respect to any Sole Responsibility Item. Except as otherwise provided in Section 8.04 of this Agreement, the Controlling Party and the non-Controlling Party shall have joint control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment with respect to any Joint Responsibility Item. Except as otherwise provided in Section 8.04 of this Agreement, the Controlling Party shall not settle any Audit it controls concerning a Tax Item on a basis that would reasonably be expected to adversely affect the non-Controlling Party by at least two hundred fifty thousand dollars ($250,000) without obtaining such non-Controlling Party's consent, which consent shall not be unreasonably withheld, conditioned or delayed if failure to consent would adversely affect the Controlling Party.

        8.03.    Notice.    Within ten (10) business days after a party becomes aware of the existence of a Tax issue that may give rise to an indemnification obligation under this Agreement, such party shall give prompt notice to the other party of such issue (such notice shall contain factual information, to the extent known, describing any asserted tax liability in reasonable detail), and shall promptly forward to the other party copies of all notices and material communications with any Taxing Authority relating to such issue. Notwithstanding any provision in Section 10.14 of this Agreement to the contrary, if a party to this Agreement fails to provide the other party notice as required by this Section 8.03, and the failure results in a detriment to the other party then any amount which the other party is otherwise required to pay pursuant to this Agreement shall be reduced by the amount of such detriment.

        8.04.    Control of Distribution Tax Proceedings.    In the event of a Distribution, Parent shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of Parent, any Parent Affiliate, CMC, and/or any CMC Affiliate in any Audits relating to Distribution Taxes and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit; provided, however, that Parent shall not settle any such Audit with respect to Distribution Taxes with a Taxing Authority that would reasonably be expected to result in a material Tax cost to CMC or any CMC Affiliate, without the prior consent of CMC, which consent shall not be unreasonably withheld, conditioned or delayed. Parent's rights shall extend to any matter pertaining to the management and control of such Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item; provided, however, that to the extent that CMC is obligated to bear at least fifty percent (50%) of the liability for any Distribution Taxes under Section 5.01 of this Agreement, Parent and CMC shall have joint control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment. CMC may assume sole control of any Audits relating to Distribution Taxes if it acknowledges in writing that it has sole liability for any Distribution Taxes under Section 5.01 of this Agreement that might arise in such Audit and can demonstrate to the reasonable satisfaction of Parent that it can satisfy its liability for any such Distribution Taxes. If CMC is unable to demonstrate to the reasonable satisfaction of Parent that it will be able to satisfy its liability for such Distribution Taxes, but acknowledges in writing that it has sole liability for any Distribution Taxes under Section 5.01 of this Agreement, CMC and Parent shall have joint control over the Audit.

Section 9.    Stock Options and Restricted Stock.

        9.01.    Notices, Withholding, Reporting.    Parent shall promptly notify CMC of any post-IPO Date event giving rise to income to any CMC Group employees or former employees in connection with exercises of Options to purchase shares of Parent stock or the lapse of any restrictions with respect to shares of Parent stock subject to a substantial risk of forfeiture (within the meaning of section 83 of the Code). If required by the Tax law, CMC shall withhold applicable Taxes and satisfy applicable Tax reporting obligations in connection therewith.

Section 10.    Miscellaneous Provisions.

        10.01.    Effectiveness.    This Agreement shall become effective upon the IPO Date.

        10.02.    Cooperation and Exchange of Information.

          (a)    Cooperation.    CMC and Parent shall each cooperate fully (and each shall cause its respective affiliates to cooperate fully) with all reasonable requests from another party for information and materials not otherwise available to the requesting party in connection with the preparation and filing of Tax Returns, claims for refund, and Audits concerning issues or other matters covered by this Agreement or in connection with the determination of a liability for Taxes or a right to a refund of Taxes. Such cooperation shall include:

            (i)    the retention until the expiration of the applicable statute of limitations, and the provision upon request, of copies of all Tax Returns, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to the Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

            (ii)   the execution of any document that may be necessary or reasonably helpful in connection with any Tax Proceeding, or the filing of a Tax Return or refund claim by a member of the Parent Group or the CMC Group, including certification, to the best of a party's knowledge, of the accuracy and completeness of the information it has supplied; and

            (iii)  the use of the party's reasonable best efforts to obtain any documentation that may be necessary or reasonably helpful in connection with any of the foregoing. Each party shall make its employees and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters.

          (b)    Retention of Records.    Any party that is in possession of documentation of Parent (or any Parent Affiliate) or CMC (or any CMC Affiliate) relating to the CMC Business, including books, records, Tax Returns and all supporting schedules and information relating thereto (the "CMC Business Records") shall retain such CMC Business Records for a period of seven (7) years following the IPO Date. Thereafter, any party wishing to dispose of CMC Business Records in its possession (after the expiration of the applicable statute of limitations), shall provide written notice to the other party describing the documentation proposed to be destroyed or disposed of sixty (60) days prior to taking such action. The other party may arrange to take delivery of any or all of the documentation described in the notice at its expense during the succeeding sixty (60) day period.

        10.03.    Dispute Resolution.    In the event that Parent and CMC disagree as to the amount or calculation of any payment to be made under this Agreement, the parties shall attempt in good faith to resolve such dispute. If such dispute is not resolved within sixty (60) business days following the commencement of the dispute, Parent and CMC shall jointly select and retain an Independent Accountant to resolve the dispute. The Independent Accountant shall act as an arbitrator to resolve all points of disagreement and its decision shall be final and binding upon all parties involved. Following the decision of the Independent Accountant, Parent and CMC shall each take or cause to be taken any action necessary to implement the decision of the Independent Accountant. In the case of a dispute with respect to the reporting of any Tax Item on any Tax Return described in Section 2.01 of this Agreement of the requesting of a change of method of accounting which would solely impact CMC or CMC Affiliates, the relevant Tax Item shall be reported in the manner that the Independent Accountant determines is more appropriate, and such determination shall be final and binding on Parent and CMC. If such dispute has not been resolved by the due date (with applicable extension) for the filing of any Tax Return, Parent shall file such Tax Return reporting all Tax Items in the manner as originally set forth on the pro forma draft of the portion of the Tax Return provided to CMC; provided, however, that Parent agrees that it will thereafter file an amended Tax Return, if necessary, reporting any disputed Tax Item in the manner determined by the Independent Accountant, and any other Tax Item as agreed upon by Parent and CMC. The fees and expenses relating to the Independent Accountant shall be borne equally by Parent and CMC, except that if the Independent Accountant determines that the position advanced by either party is frivolous, has not been asserted in good faith or for which there is not substantial authority, one hundred percent (100%) of the fees and expenses of the Independent Accountant shall be borne by such party. Notwithstanding anything in this Agreement to the contrary, the dispute resolution provisions set forth in this Section 10.03 shall not be applicable to any disagreement between the parties relating to Distribution Taxes and any such dispute shall be settled in a court of law or as otherwise agreed to by the parties.

        10.04.    Notices.    Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission or mail (with postage prepaid), to the following addresses:

    If to Parent or any Parent Affiliate, to the Director of Corporate Tax of Parent, with a copy to:

      United Online, Inc.
      21301 Burbank Boulevard
      Woodland Hills, California 91367
      Attention: General Counsel
      Fax: (818) 287-3010

    with a copy to:

      United Online, Inc.
      21301 Burbank Boulevard
      Woodland Hills, California 91367
      Attention: Chief Financial Officer
      Fax: (818) 287-3049

    If to CMC or any CMC Affiliate, to Director of Corporate Tax of CMC, with a copy to the General Counsel of CMC, at:

      Classmates Media Corporation
      21301 Burbank Boulevard
      Woodland Hills, California 91367
      Attention: General Counsel
      Fax: (818) 287-3010

    with a copy to:

      Classmates Media Corporation
      21301 Burbank Boulevard
      Woodland Hills, California 91367
      Attention: Chief Financial Officer
      Fax: (818) 287-3035

or to such other addresses or facsimile numbers as may be specified by like notice to the other party. Any notice involving non-performance, termination or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, via certified mail, return receipt requested. All other notices may also be sent by facsimile, confirmed by first class mail. All notices shall be deemed to have been given when received, if hand delivered; when transmitted, if transmitted by facsimile or similar electronic transmission method with confirmation of successful transmission; one working day after it is sent, if sent by recognized overnight courier; and three (3) days after it is postmarked, if mailed first class mail or certified mail, return receipt requested, with postage prepaid.

        10.05.    Changes in Law.

          (a)   Any reference to a provision of the Code or a law of another jurisdiction shall include a reference to any applicable successor provision or law.

          (b)   If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

        10.06.    Confidentiality.    Each of the Parent and CMC agrees to, and will cause each of their respective Subsidiaries to, maintain and safeguard all Confidential Information (as such term is defined in the Master Transaction Agreement) pursuant to Section 3.5 of the Master Transaction Agreement, and each party hereto agrees that Section 3.5 of the Master Transaction Agreement is hereby incorporated by reference into and made a part hereof mutatis mutandis.

        10.07.    Binding Effect; Successors.    This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may be enforced separately by each member of the Parent Group and each member of the CMC Group.

        10.08.    Affiliates.    Parent shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Parent Affiliate, and CMC shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any CMC Affiliate; provided, however, that, if it is contemplated that an Parent Affiliate may cease to be an Parent Affiliate as a result of a transfer of its stock or other ownership interests to a third party in exchange for consideration in an amount approximately equal to the fair market value of the stock or other ownership interests transferred and such consideration is not distributed outside of the Parent Group to the shareholders of Parent, then (a) CMC shall execute a release of such Parent Affiliate from its obligations under this Agreement effective as of such transfer provided that Parent shall have confirmed in writing its obligations and the obligations of its remaining Parent Affiliates with respect to their own obligations and the obligations of the departing Parent Affiliate and that such departing Parent Affiliate shall have executed a release of any rights it may have against CMC or any CMC Affiliate by reason of this Agreement, or (b) Parent shall acknowledge in writing no later than thirty (30) days prior to such cessation that it shall bear one hundred percent (100%) of the liability for the obligations of Parent and each Parent Affiliate (including the departing Parent Affiliate) under this Agreement. If at any time CMC shall, directly or indirectly, obtain beneficial ownership of more than fifty percent (50%) of the total combined voting power of any other entity, CMC shall cause such entity to become a party to this Agreement by executing together with Parent an agreement in substantially the same form as set forth in Schedule 10.08 and such entity shall have all rights and obligations of an CMC Affiliate under this Agreement.

        10.09.    Authority.    Each of the parties hereto hereby represents and warrants to the other party that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement and (d) this Agreement is its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

        10.10.    Entire Agreement.    This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and shall supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. If, and to the extent, the provisions of this Agreement conflict with any agreement entered into in connection with a Distribution or another Deconsolidation Event, the provisions of this Agreement shall control.

        10.11.    Counterparts.    This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement.

        10.12.    Severability.    If any terms or other provision of this Agreement or the schedules or exhibits hereto shall be determined by a court, administrative agency or arbitrator to be invalid, illegal or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, this Agreement shall be construed as if not containing the particular invalid, illegal or unenforceable provision, and all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent permitted under applicable law.

        10.13.    Third Party Beneficiaries.    This Agreement is solely for the benefit of Parent, the Parent Affiliates, CMC and the CMC Affiliates. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any Person. No such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any Liability (or otherwise) against either Party hereto.

        10.14.    Failure or Indulgence Not Waiver; Remedies Cumulative.    No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

        10.15.    Setoff.    All payments to be made by any party under this Agreement may be netted against payments due to such party under this Agreement, but otherwise shall be made without setoff, counterclaim or withholding, all of which are hereby expressly waived.

        10.16.    Other Remedies.    CMC recognizes that any failure by it or any CMC Affiliate to comply with its obligations under Section 5 of this Agreement would, in the event of a Distribution, result in Distribution Taxes that would cause irreparable harm to Parent, Parent Affiliates, and their stockholders. Accordingly, Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which Parent is entitled at law or in equity.

        10.17.    Amendment and Modification.    This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the parties hereto.

        10.18.    Interpretations.    The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first above written.

UNITED ONLINE, INC. on behalf of itself and each of the Parent Affiliates
By:
Name:
Title:
CLASSMATES MEDIA CORPORATION on behalf of itself and each of the CMC Affiliates
By:
Name:
Title:

Schedule 10.08

        WHEREAS, CMC, a Delaware corporation ("CMC"), owns, directly or indirectly, [all/more than fifty percent (50%)] of the outstanding stock or interests in the undersigned;

        WHEREAS, the undersigned is not a party to that certain Tax Sharing Agreement, dated as of [DATE], by and among Parent, each Parent Affiliate, CMC and each CMC Affiliate (as defined therein) (the "Agreement"); and

        WHEREAS, the undersigned, Parent and CMC desire to have the undersigned become a party to the Agreement and to have all rights and obligations of a party to the Agreement.

        NOW, THEREFORE, in consideration of mutual obligations and undertakings contained in the Agreement, the parties agree that the undersigned shall become a party to the Agreement and shall have all rights and obligations of a party to the Agreement.

        IN WITNESS WHEREOF, the parties have executed this agreement on the dates accompanying their respective signatures, but effective as of                        .

UNITED ONLINE, INC.

By:
Title:
Dated:
CLASSMATES MEDIA CORPORATION
By:
Title:
Dated:
[NAME]
By:
Title:
Dated:

QuickLinks

  Exhibit 10.3
TAX SHARING AGREEMENT
TABLE OF CONTENTS
  Schedule 10.08